FOR IMMEDIATE RELEASE
Contact: Investor Relations Department
Telephone:  712-732-4117


FIRST MIDWEST FINANCIAL, INC. ANNOUNCES INCREASE IN QUARTERLY
CASH DIVIDEND:

(Storm Lake, Iowa - November 24, 1997) First Midwest Financial, Inc. has announced that the Company will increase its quarterly cash dividend to 12 cents per share for the first fiscal quarter of 1998, from the current 9 cents per share. The dividend, which represents an increase of 33%, will be payable on or about January 2, 1998 to stockholders of record on December 15, 1997. President and Chairman James S. Haahr stated, "The Board of Directors approved the increased cash dividend in recognition of the financial performance of the Company. We are pleased to pay this additional cash dividend to the stockholders of First Midwest Financial, Inc."

The Company has increased dividends each year since its first cash dividend on January 5, 1995. Regular quarterly dividends have been paid since that date. At September 30, 1997 First Midwest Financial, Inc. had assets of $405 million and stockholders' equity of $43.5 million. The company's stock is traded on the Nasdaq National Market under the symbol "CASH."

Corporate Profile:

First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. First Federal Savings Bank has its main bank office in Storm Lake, Iowa, and six branch offices in a four-county area of Northwest Iowa. It also includes two Brookings Federal Bank Division offices in Brookings, South Dakota, and two Iowa Savings Bank Division offices in Des Moines and West Des Moines, Iowa. Security State Bank, with offices in Stuart, Casey and Menlo, Iowa, is a separate holding of First Midwest and operates as a commercial bank chartered by the State of Iowa.